Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Full House Resorts, Inc.

Las Vegas, NV 89135

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 14, 2019, except for Note 8 to the consolidated financial statements as to which the date is March 30, 2020, relating to the consolidated financial statements as of and for the year ended December 31, 2018, which report appears in the Annual Report on Form 10-K of Full House Resorts, Inc. for the year ended December 31, 2019, and to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Piercy Bowler Taylor & Kern

PIERCY BOWLER TAYLOR & KERN

Certified Public Accountants

Las Vegas, Nevada

December 28, 2020